June 6, 2003

RKO Pictures, LLC
1875 Century Park East, Suite 2140
Los Angeles, California 90067

Attn: Mr. Ted Hartley

Ms. Dina Merrill

Re: Amendment to Letter of Intent

Dear Ted and Ms. Merrill:

Reference is hereby made to that certain Letter of Intent ("LOI") dated as of May 8, 2003, by and between Ted Hartley and Dina Merrill, on the one hand, and International Media Acquisition Group ("IMAG"). Terms used herein that are not otherwise defined herein have the meaning ascribed to them in the LOI.

Whereas, each of the parties believe that it is in best interests to agree to a seven (7) day extension to the start of the Lock-up period.

Now therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the LOI as follows:

1. The first sentence of Paragraph 10 is hereby deleted in its entirety and replaced with the following:

10. Overhead Contribution. AC agrees to provide to RKO the following amounts as contribution towards over head: (a) $125,000 payable no later than May 31, 2003 ("1st Overhead Payment") (the receipt of which is hereby acknowledged); and (b), subject to subsection C. below, $250,000 payable June 16, 2003 ("2nd Overhead Payment").

2. Paragraph 10,C is hereby delted in its entirety and replaced with the following:

C. The 2nd Overhead Payment shall be made at AC's sole discretion, provide that: (I) AC agrees to provide RKO with at least seven (7) business days notice of its intent to make such overhead payment (the receipt of such notice which is hereby acknowledged); and (II) upon RKO's timely receipt of such payment, AC shall thereafter for the next twenty-three (23) day period ("Lockup Period") be provided with the exclusive right to close its deal pursuant to the terms hereof, RKO agreeing that upon receipt of the 2nd Overhead Payment RKO will refrain from discussin any sale or refinancing of RKO for a period equal to the Lockup Period. In the event that the Closing has not occurred as of the expiration of the Lockup Period, and AC wishes to extend the Lockup Period for an additional thirty (30) day period ("Extended Lockup Period"), then it may do so (but only once) by notifying RKO of its intention to do the same and delivering to RKO on no less than seven (7) business days notice of its intent to make such payment and thereafter making a payment equal to the amount of the 2nd Overhead Payment (the "Extension Payment") no later than the end of business (5:00pm PDT) August 8, 2003. For avoidance of doubt it is agreed by the parties that failure of AC to make the 2nd Overhead Payment shall terminate this Agreement, except with respect to the obligations of RKO under subsection 10.A above.

Mr. Ted Hartley

Ms. Dina Merrill

June 6, 2003

3. This amendment is being made only as to the matters specified in sections 1 and 2 hereof. In all other respect, the LOI shall continue in full force and effect in accordance with its terms, and the parties hereby reaffirm and ratify their agreement as set forth in the LOI. Any future reference to the LOI shall mean the LOI as amended by this amendment letter.

If the foregoing is in accordance with your understanding, please so indicate by signing where provided below.

Sincerely,

INTERNATIONAL MEDIA ACQUISITION GROUP

By: /s/ Mark Rutledge

Its: Executive Vice-President

Agreed and Accepted:

This 12th day of June, 2003

RKO PICTURES, LLC

By: /s/ Ted Hartley

Ted Hartley

Its: Chairman

/s/ Ted Hartley

TED HARTLEY, as Majority Owner

/s/ Dina Merrill

DINA MERRILL, as Majority Owner